Exhibit 99


                     Press Release of Albemarle Corporation
                                 April 16, 1999



Albemarle Increases Offer to Acquire Albright & Wilson



RICHMOND, Va., April 16, 1999 -- Albemarle Corporation (NYSE: ALB) today announced it is amending its offer to acquire the outstanding shares of Albright & Wilson plc, headquartered in London. Based on Albright & Wilson's shares outstanding, the offer price is approximately $790 million. The offer has been recommended by Albright & Wilson's Board of Directors.

Albemarle currently holds 18.6 percent of the shares of Albright & Wilson and has acceptances of another 0.69 percent, representing approximately 19.29 percent of the shares of the company. The acquisition has been cleared by regulatory authorities in the United Kingdom and the United States.

Albright & Wilson is a major United Kingdom specialty and fine chemicals company with leadership positions in phosphate chemicals used in beverages and as detergent builders and in purified phosphoric acid. Albright & Wilson operates in three business areas -- phosphates, surfactants and phosphorus derivatives and acrylics -- and its annual sales are approximately $1.3 billion. Albright & Wilson employs approximately 5,000.

Albemarle Corporation has indicated that the acquisition of Albright & Wilson will provide the combined company with the opportunity to expand product and service offerings to customers in the polymer, pharmaceutical, agricultural, cleaning and water treatment markets. "The combination offers scale of operations, larger global presence in both manufacturing and sales, new technological opportunities and new customer relationships that will increase value for our shareholders," said Floyd D. Gottwald, Jr., chairman and chief executive officer of Albemarle.

The offer will not be made to Albright & Wilson's shareholders in the United States, Japan, Canada or Australia.

A global supplier of specialty polymers and fine chemicals that enhance consumer products, Albemarle Corporation serves markets for polymers, surfactants and biocides, pharmachemicals, agricultural chemicals, photographic chemicals, water treatment and petroleum products. Albemarle employs approximately 2,700. The company's Web site is www.albemarle.com. Albright & Wilson's Web site is www.albright-wilson.com.

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